Exhibit 99.1

Nexalin Technology CEO Provides Letter to Shareholders

Reports on growing clinical data supporting its neurostimulation technology and progress advancing its new Gen-3 HALO™ Clarity Virtual Clinic model

HOUSTON, TEXAS, April 10, 2024 – Nexalin Technology, Inc. (the “Company” or “Nexalin”) (Nasdaq: NXL; NXLIW) today provided the following letter to shareholders from the Company’s CEO, Mark White, including updates regarding the growing clinical data supporting its non-invasive, frequency-based deep brain stimulation device, as well as, progress on its new Gen-3 HALO™ Clarity & Virtual Clinic model:

To our valued shareholders,

I want to take this opportunity to express my sincere gratitude for your continued trust and investment in our mission. In 2023, we achieved significant progress, and we are poised for even greater achievements in 2024 to support our goal of improving mental healthcare outcomes among patients across a wide array of indications. We believe our technology holds tremendous potential, including treatment applications for large and underserved markets within the fields of insomnia, depression, and anxiety. We are also investigating a more expansive treatment for other mental health conditions such as, addiction, substance use disorder, Alzheimer’s, traumatic brain injury and post-traumatic stress disorder (PTSD). The broad potential of our technology is especially noteworthy given the growing number of patients seeking more effective non-pharmacological treatment options.

Positive Clinical Results

We've hit the ground running in 2024 with a series of favorable developments that solidify Nexalin's position as an innovator in the field. We recently announced positive results from a clinical study conducted at the University of California, San Diego (UCSD). The data from this study demonstrated that our Gen-2 tACS reduced post-concussive symptoms and PTSD symptoms among the sample of military veterans suffering from mild traumatic brain injury (mTBI). We view this as a significant breakthrough, as mTBI is a prevalent and often debilitating condition with limited treatment options. This market with respect to mTBI alone was valued at approximately $3.3 billion in 2022 and is projected to reach over $7.2 billion in 2032.

We also announced encouraging results from a recent clinical study of our Gen-2 tACS device for treating adult patients with chronic insomnia. The published results from this clinical study demonstrated clinically meaningful and statistically significant improvements in key sleep parameters, compared to patients treated with placebo. Data published in the Journal of Psychiatric Research suggests that the Gen-2 tACS device may have the potential to reduce chronic insomnia and consistently improve sleep quality in adults.

Additionally, the Nexalin clinical teams have published 6 additional clinical studies in recognized international peer-reviewed journals evaluating the safety, tolerability and efficacy of the new advanced 15 milliamp waveform. The data in these published studies, showing statistically significant improvements in key parameters (as compared to a placebo cohort), provide a basis for optimism that our devices could have applicability for multiple disciplines related to mental health.

Introducing the HALO™ Clarity & the Nexalin Virtual Clinic

Building on our strong clinical momentum, we recently unveiled the HALO™ Clarity (HALO), a headset powered by various processing systems and microprocessors to deliver a new Gen-3 waveform at 15 milliamps. Redesigned to incorporate Deep Intracranial Frequency Stimulation (DIFS™), the HALO is a significant leap forward over prior versions of the device, in multiple respects, and will enable patients to receive treatment within the convenience and accessibility of our Virtual Clinic setting.

We believe that HALO, developed on an advanced technology platform, possesses the capability to penetrate structures deep in the mid-brain that are associated with mental health disorders. We believe that the innovative technique underlying the HALO architecture, and embedded in all of our next-generation devices, will generate enhanced patient therapeutic responses without adverse side effects.

Our Virtual Clinic will allow patients to be treated by the HALO within the privacy of their own homes. The Virtual Clinic will afford remote access to our prescribing physicians so that they can seamlessly monitor patient data through a proprietary medical app, a cloud-based program providing secure, “over-the-air” electronic transmission of patient data.

The development of the Virtual Clinic is far along and is expected to support the monitoring and collection of HALO use data by medical professionals in a seamless manner resulting in an integrated workflow – from assessment, to authorization, to shipment – all under medical supervision.

The HALO & Virtual Clinic project has gone from a whiteboard vision to design to full manufacturing and testing in just 14 months. I am pleased to report that we are ahead of schedule and under budget.

Targeting the U.S. Government Market

In addition to our core team, which brings decades of experience in neural stimulation and mental health treatment, we recently announced the formation of a new military and government advisory board aimed at fostering and enhancing relationships within and throughout federal government and public sector organizations including the U.S. Department of Defense (DoD), U.S. Department of Veterans Affairs, and U.S. Department of Health and Human Services (HHS).

The new advisory board is led by David F. Lasseter, former Deputy Assistant Secretary of Defense for Policy and a leading government affairs veteran. We recently announced the appointment of William A. Hudson, Jr., former Acting General Counsel to the Department of Veterans Affairs, to the advisory board. Given the backgrounds of these individuals and others we intend to add, we look forward to their strategic advice and counsel as we advance our clinical trials and aim to broadly deploy our devices within the U.S. military and government agencies.

We recently conducted a poster presentation in which we presented data from our clinical study at UCSD at an event hosted by the U.S. Army Medical Research and Development Command’s Combat Casualty Care Research Program Neurotrauma Portfolio and the Biomedical Advanced Research and Development Authority (widely known as BARDA). As a result, we are garnering expressions of significant interest within the government and military market, especially with respect to the treatment of mTBI and PTSD. Following this event, I was invited to Washington D.C. for meetings with key government officials, including congressmen and chiefs of staff on important committees and subcommittees in charge of veteran healthcare, as well as HHS and DoD. I am happy to report the feedback has been quite positive.

Global Market Expansion

On the international front, we announced regulatory approval in Oman, and commenced sales of our Gen-2 Neurostimulation Device to a new Mental Health Center in Oman dedicated to our technology. We believe this approval and immediate adoption underscores the growing global recognition of Nexalin's technology. It provides us a foothold to expand our presence across the Middle East and marks a crucial step in our international expansion strategy following approval in China. We look forward to securing approval in other countries, with the ultimate goal of gaining FDA clearance in the United States.

Strengthening our IP Portfolio

Nexalin continues to innovate and enhance our IP portfolio. We were recently issued key patents that extend through 2040. These patents cover both our core technology, DIFS®, as well as the method of use utilized in the Company’s Gen-3 HALO™ Clarity system. As a result, we now have four key patents and three pending patents related to the electro-stimulation techniques core to our products and services. These patents are a critical element of our overall strategy. In addition, we plan to file additional patent applications to further enhance the IP protection of our new advanced waveform and extend our leadership position in this market. In addition to our U.S. patents, we are in the process of filing foreign applications to expand the scope of our patent coverage in additional countries around the world.

A Bright Future for Nexalin and Mental Health Care

The global mental health crisis continues to be a pressing concern. Nexalin remains steadfast in our commitment to developing safe and effective treatments that could be used to alleviate the burden of anxiety, insomnia, depression and other mental health conditions.

A key differentiator for our new Gen-3 HALO™ Clarity is that, for the first time, patients will be able to receive treatment in the privacy of their own homes, via remote physician monitoring at Nexalin’s Virtual Clinic.

Our technology is grounded in science, backed by 9 clinical studies published in 18 international peer reviewed journals and subject to intellectual property protection.

The recent positive clinical results, growing market adoption, and continued innovation all point toward a bright future for Nexalin. We are confident in our belief that our innovative neurostimulation technology has the potential to revolutionize mental health treatment and improve the lives of millions.

Looking Ahead with Shared Purpose

We are committed to keeping you informed as we navigate the next exciting chapter in Nexalin's journey. We are actively pursuing FDA approval for our tACS device and remain dedicated to expanding our commercial footprint both domestically and internationally.

Overall, we believe our neurostimulation device has the potential to transform the standard of care for the treatment of mental health disorders, a massive global market estimated to be $383 billion in 2020 and projected to reach $537 billion by 2030.

Thank you once again for your continued support. We are confident that by working together, we can make a significant impact on the global mental health landscape.

Regards,
Mark White, CEO

About Nexalin Technology, Inc.

Nexalin designs and develops innovative neurostimulation products to uniquely help combat the ongoing global mental health epidemic. All of Nexalin’s products are believed to be non-invasive and undetectable to the human body and developed to provide relief to those afflicted with mental health issues. Nexalin utilizes bioelectronic medical technology to treat mental health issues. Nexalin believes its neurostimulation medical devices can penetrate structures deep in the mid-brain that are associated with mental health disorders. Nexalin believes the deeper penetrating waveform in its next-generation devices will generate enhanced patient response without any adverse side effects. The Nexalin Gen-2 15 milliamp neurostimulation device was recently approved in Oman and China. Additional information about the Company is available at: https://nexalin.com/.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," These statements relate to future events or Nexalin’s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that Nexalin or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or Nexalin’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's Report on Form 10-K for the year ended December 31, 2023 and other filings as filed with the Securities and Exchange Commission. Copies of such filings are available on the SEC's website, www.sec.gov. Such forward-looking statements are made as of the date hereof and may become outdated over time. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: NXL@crescendo-ir.com

RedChip Companies Inc.

Dave Gentry

407-644-4256

or 407-491-4498

nxl@redchip.com

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